Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Duke Realty Corporation:

We consent to the use of our report dated February 24, 2012, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting, and the financial statement schedule III as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Duke Realty Corporation, incorporated herein by reference.

We also consent to the use of our audit report dated June 28, 2012 with respect to the statements of assets available for plan benefits of the Duke Realty 401(k) Plan as of December 31, 2011 and 2010, the related statements of changes in assets available for plan benefits for the years then ended, and the supplemental schedule H, line 4a – schedule of delinquent participant contributions, and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2011 which report appears in the December 31, 2011 annual report on Form 11-K of the Duke Realty 401(k) Plan, incorporated herein by reference.

/s/ KPMG LLP

Indianapolis, Indiana

December 20, 2012